SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549

                        FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of
1934  or  Suspension  of  Duty to  File  Reports  Under
Sections 13 and 15(d) of the Securities Exchange Act of
1934.

            Commission File Number  0-4584

                The United Group, Inc.
(Exact name of registrant as specified in its charter)

    5960 Fairview Road, Suite 203, Charlotte, North
            Carolina  28210  (704)554-9280
  (Address, including zip code, and telephone number,
    including area code, of registrant's principal
                  executive offices)

              Common Stock, No Par Value
  (Title of each class of securities covered by this
                         Form)

                         None
(Titles of all other classes of securities for which a
   duty to file reports under section 13(a) or 15(d)
                       remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)   X    Rule 12h-3(b)(l)(ii)
     Rule 12g-4(a)(l)(ii)       Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(i)        Rule 12h-3(b)(2)(ii)
     Rule 12g-4(a)(2)(ii)       Rule 15d-6
     Rule 12h-3(b)(l)(i)

Approximate  number  of holders of  record  as  of  the
certification or notice date:   1 (one)

Pursuant to the requirements of the Securities Exchange
Act of 1934 The United Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 20, 1997                /s/ Steve R. Wagner
                                       Vice President